EXHIBIT 99.1
FOR IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. ANNOUNCES PASSING OF
BOARD CHAIRMAN, S. ROBERT DESSALET

CONTACT:	Lorin E. Krueger Chief Executive Officer (507) 625-7231 http://www.winland.com/
MANKATO, Minn. /September 14, 2006 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced the death of its Chairman, S. Robert (Bob) Dessalet, on September 12, in Florida.
Mr. Dessalet was a retired CPA who had served on Winland’s board since 1985 and as board Chairman since June 2001. In addition, he has chaired the audit committee and served on both the Company’s compensation committee and the nominating and governance committee. A seasoned financial executive, Mr. Dessalet had served in a variety of positions with both public and private companies over more than 40 years. He was extremely active until his recent illness.
“There’s no way to calculate the full impact of Bob Dessalet’s positive contributions to Winland,” stated Lorin Krueger, the Company’s CEO. He added, “His wealth of business experience, financial savvy, energy, and integrity were strong guideposts for our company, with both operations and governance matters. Winland and its people will miss him greatly.”
About Winland Electronics
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.